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As filed with the Securities and Exchange Commission on June 6, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VICURON PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	04-3278032 (I.R.S. Employer Identification No.)
455 South Gulph Road, Suite 305 King of Prussia, Pennsylvania 19406 (610) 491-2200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

George F. Horner III
President and Chief Executive Officer
Vicuron Pharmaceuticals Inc.
455 South Gulph Road, Suite 305
King of Prussia, Pennsylvania 19406
(610) 491-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Peter T. Healy, Esq. O'Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, California 94111 (415) 984-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $0.001 par value (5)	—	—	$70,000,000	$5,663.00

(1)
An indeterminable number of shares is being registered as may from time to time be issued at indeterminate prices with an aggregate initial offering price not to exceed $70,000,000. Shares of common stock being registered hereby are accompanied by preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock.

(2)
The proposed maximum offering price per share of the common stock being registered will be determined from time to time by the registrant in connection with the issuance by the registrant of the shares registered hereunder.

(3)
The aggregate amount of the registrant's common stock registered hereunder that may be sold in an "at the market" offering for the account of the registrant is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933.

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(5)
This registration statement also relates to rights to purchase 1/100th share of Series A Junior Participating Preferred Stock, which are attached to all shares of the registrant's common stock pursuant to the registrant's Shareholder Rights Agreement dated June 28, 2001, as amended. Until the occurrence of events described in the Shareholder Rights Agreement, the rights are not exercisable, are evidenced by the common stock certificates and are transferred with and only with such common stock.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$70,000,000

Common Stock

        The shares of common stock of Vicuron Pharmaceuticals Inc. covered by this prospectus may be offered and sold to the public from time to time in one or more issuances.

        Our common stock is quoted on the Nasdaq National Market and the Nuovo Mercato stock exchange in Italy under the symbol "MICU." On June 5, 2003, the closing price of our common stock as reported by Nasdaq was $14.43 per share.

        This prospectus provides you with a general description of the shares that we may offer. Each time we offer shares, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus may not be used to sell any of the common stock unless accompanied by a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

        An investment in our common stock involves significant risks, which we describe in our quarterly report on Form 10-Q for the quarter ended March 31, 2003 and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

        We will sell shares to underwriters or dealers, through agents, or directly to investors.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any part or all of the shares described in the registration statement in one or more offerings up to an aggregate dollar amount of $70,000,000.

        This prospectus provides you with a general description of the shares that we may offer. Each time we offer shares, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

        In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "Vicuron," "we," "us" and "our" refer to Vicuron Pharmaceuticals Inc. and its consolidated subsidiaries.

i

VICURON PHARMACEUTICALS INC.

        We are a transatlantic biopharmaceutical company focused on the discovery, development and marketing of drugs for the treatment of seriously ill patients, primarily in the hospital setting. We focus on seeking to develop antibiotics and antifungals that may have competitive advantages over existing products, such as greater potency, improved effectiveness against difficult to treat strains and reduced toxicity. Because the development process for anti-infective products is relatively efficient and well-defined, we believe the costs and time required to bring new anti-infective products to market can be significantly less than the time required to bring products to market in other major therapeutic categories.

        We have a two-fold approach to product discovery, development and marketing. Our primary strategy is to focus on the discovery and development of proprietary products, concentrating on injectable antibiotic and antifungal products for the hospital market. We expect to market these products to hospitals in North America and selected European markets through our to be developed direct sales force, which we believe we can accomplish through a targeted and cost-effective sales and marketing infrastructure. Our product candidates target disease indications that represent markets where there is demand for new therapies.

        Our secondary strategy is to collaborate with major pharmaceutical companies to discover and develop orally administered antibiotic and antifungal products for the non-hospital market. Major pharmaceutical companies are generally better suited to market these products, as these products require substantial expenditures for sales and marketing to reach their full market potential. Under our typical collaboration agreements, we are responsible for discovering the compounds and our collaborators are responsible for developing and marketing them. We expect to receive a combination of research funding, milestone payments and equity investments from our collaborators, as well as royalty fees if any products are commercialized.

        Our discovery platform combines our proprietary expertise in the critical areas of functional genomics, mechanism-based rational drug design, high-throughput screening of our diversified library of microbial extracts, combinatorial chemistry, lead optimization and medicinal chemistry. We intend to leverage our technology platform to discover and supply lead compounds both for internal development and commercialization, in the case of hospital products, and for our pharmaceutical collaborations, in the case of community products.

        We were incorporated in Delaware as a wholly-owned subsidiary of Sepracor Inc. in 1995 and began operating as an independent company since 1996. On February 28, 2003, we completed the merger of Biosearch Italia S.p.A. with and into Vicuron, with Vicuron continuing as the surviving corporation. In March 2003, we changed our name from Versicor Inc. to Vicuron Pharmaceuticals Inc. Our principal executive offices are located at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 491-2200. Our website is http://www.vicuron.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

        Vicuron and our logo are trademarks of Vicuron Pharmaceuticals Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

RISK FACTORS

        Prior to making an investment decision with respect to the shares that we may offer, you should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements can often be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "intends," "will," or the negative of such terms or other similar types of expressions, although not all forward-looking statements contain these identifying words.

        The forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by such forward-looking statements. In addition, the results of our previous clinical trials are not necessarily indicative of future clinical trials results. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" in our quarterly report on Form 10-Q for the quarter ended March 31, 2003, in the section entitled "Risk Factors" in supplements to this prospectus and elsewhere in this prospectus, including the documents incorporated by reference herein. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        This prospectus and the information incorporated by reference herein contains statistics and other data that have been obtained from, or compiled from, information made available by third parties. These statistics and other data have not been prepared by us and we accept no responsibility for the accuracy of that information.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our common stock hereby primarily for clinical development of drug candidates, as well as commercialization activities and general corporate purposes, including working capital and research expenses. In addition, we may use some of the net proceeds to hire additional personnel. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

        Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On February 28, 2003, we completed the merger of Biosearch Italia S.p.A. with and into Vicuron, with Vicuron continuing as the surviving corporation. In March 2003, we changed our name from Versicor Inc. to Vicuron Pharmaceuticals Inc. The following pro forma condensed consolidated financial information is based on the historical U.S. GAAP financial statements of Vicuron Pharmaceuticals Inc., or Vicuron, and Biosearch Italia S.p.A., or Biosearch, and has been prepared to illustrate the effect of the merger of Biosearch with and into Vicuron which was completed on February 28, 2003. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and for the three months ended March 31, 2003 assume that the merger occurred as of January 1, 2002.

        The merger has been accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is recorded to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net assets acquired. The actual fair value of the net assets acquired at February 28, 2003 exceeded the purchase price and, therefore, there is negative goodwill arising as a result of the merger. This amount has been allocated to the values of property, plant and equipment and intangible assets acquired pro rata to their deemed fair values as of the merger date. The value assigned to identifiable intangible assets is being amortized over their estimated useful lives of between two and 13 years. Amounts allocated to in-process research and development were recorded as a non-cash charge to operations in the first quarter of 2003, however, in accordance with the rules and regulations promulgated under Regulation S-X, Article 11, non recurring charges should not be included in pro forma financial statements. The final determination of the purchase price allocation has been based on the fair values of the assets, including the fair value of in-process research and development and other intangibles, and the fair value of liabilities assumed at the date of the closing of the merger.

        The pro forma adjustments are based upon available information and assumptions that Vicuron's management believes are reasonable. The unaudited condensed consolidated statements of operations are not necessarily indicative of Vicuron's future results of operations or the results of operations which might have occurred had the merger occurred on January 1, 2002. The pro forma adjustments are described in the following footnotes.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited financial statements and related notes of Vicuron and Biosearch incorporated by reference in this prospectus.

Unaudited Pro Forma Condensed Consolidated
Statement of Operations of Vicuron
For The Year Ended December 31, 2002

	Historical Vicuron	Historical Biosearch (Note 2)	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share amounts)
Revenues:
Collaborative research and development, contract services and government grants	$6,083	$4,033	$(770)	(a)	$9,346
License fees and milestones	258	1,117	(177)	(a)	1,198

Total revenues	6,341	5,150	(947)		10,544

Operating expenses:
Research and development	48,189	11,542	(3,847 1,304)	(a) (b)	57,188
General and administrative	8,184	5,475	—		13,659
Amortization of intangible assets	—	—	1,862	(c)	1,862

Total operating expenses	56,373	17,017	(681)		72,709

Loss from operations	(50,032)	(11,867)	(266)		(62,165)
Interest income (expense), net	1,236	2,893	(906)	(d)	3,223

Net loss	$(48,796)	$(8,974)	$(1,172)		$(58,942)

Net loss per share, basic and diluted	$(1.91)	$(0.74)			$(1.26)	(e)
Shares used in computing net loss per share, basic and diluted	25,516	12,093			46,748

Unaudited Pro Forma Condensed Consolidated
Statement of Operations of Vicuron
For The Three Months Ended March 31, 2003

	Historical Vicuron	Historical Biosearch (Note 2)	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share amounts)
Revenues:
Collaborative research and development, contract services and government grants	$1,518	$578	$—		$2,096
License fees and milestones	—	163	(46)	(a)	117

Total revenues	1,518	741	(46)		2,213

Operating expenses:
Research and development	11,179	2,639	988 326	(a) (b)	15,132
General and administrative	1,723	4,497	—		6,220
Amortization of intangible assets	—	—	465	(c)	465

Total operating expenses	12,902	7,136	1,779		21,817

Loss from operations	(11,384)	(6,395)	(1,825)		(19,604)
Interest income (expense), net	173	688	—		861

Net loss	$(11,211)	$(5,707)	$(1,825)		$(18,743)

Net loss per share, basic and diluted	$(0.42)	$(0.47)			$(0.39)	(e)
Shares used in computing net loss per share, basic and diluted	26,446	12,085			47,678

1.     Basis of Presentation

        On February 28, 2003, Vicuron acquired all of the outstanding shares of Biosearch in a transaction accounted for as a purchase under accounting principles generally accepted in the United States of America. In connection with the merger, Vicuron issued 1.77 shares of its common stock for each outstanding share of Biosearch stock, or approximately 21.4 million shares. Vicuron also issued options covering approximately 4.3 million common shares, including options issued to replace options that were held by Biosearch employees and consultants at the date of the merger.

        As of February 28, 2003, there were 12.1 million shares of Biosearch ordinary shares issued and approximately 250,000 Biosearch shares issuable upon exercise of outstanding options. Based on these amounts, Biosearch shareholders received approximately 21.4 million shares of Vicuron common stock, and holders of Biosearch options received options to purchase approximately 428,000 shares of Vicuron common stock.

        The purchase price of the acquisition was approximately $243.1 million, as follows (in thousands):

Issuance of Vicuron shares	$232,912
Issuance of options to acquire Vicuron shares	3,177
Transaction costs	6,978

Total	$243,067

        The fair value of the Vicuron shares used in determining the purchase price was $10.97 per share based on the average closing price of Vicuron's stock from the two days before through two days after July 31, 2002, the date of the public announcement of the merger. The fair value of the options to acquire Vicuron shares was determined using the Black-Scholes option pricing model assuming a market price of $10.30, the closing market price of Vicuron stock on February 28, 2003; an exercise price of $10.62; an expected average life of four years; a weighted average interest rate of 3.90%; volatility of 104%; and no expected dividends.

        The allocation of the purchase price is as follows (in thousands):

February 28, 2003
Current assets	$107,595
Property, plant and equipment	24,466
In-process research and development	94,532
Intangible assets	20,786
Other assets	14,356
Current liabilities	(17,535)
Long-term assets	(1,133)

Net assets	$243,067

        The valuation of the purchased in-process research and development of $94.5 million was based on the result of a valuation using the income approach and applying the percentage completion to risk-adjust the discount rates associated with each of the two significant in-process projects, ramoplanin and dalbavancin, and one additional project, BI-K-0376. The VITACHEM program and all other research and development projects have been valued as part of Biosearch's core technology and are therefore included in intangible assets, not in-process research and development. The two significant in-process projects relate primarily to the development of a novel antibiotic to treat Gram-positive bacteria, ramoplanin, and a novel second-generation glycopeptide agent, dalbavancin. These in-process projects require additional significant rigorous scientific and clinical testing expected to be completed in the second half of 2004 with cash inflows from product sales forecasted to begin in 2005. Each project will require additional scientific research and chemical development, expenditures to conduct clinical trials and related legal and regulatory expense in connection with the drug approved process to complete the in-process projects. Both significant in-process projects are still undergoing clinical trials and have not received regulatory approval. The primary risk in completing the projects is the successful completion of the clinical testing and regulatory approval process. This process is time and research intensive and new drugs face significant challenges before they can be brought to the market. Any delay in the approval process could have significant consequences including increased costs thus jeopardizing the economic returns expected to be realized, delay in the rollout of the product with potential lower revenues due to competing products reaching the market and potential loss of credibility to Vicuron's scientific team.

        Under the income approach, value is dependent on the present value of future economic benefits to be derived from the ownership of an asset. Central to this method is an analysis of the earnings potential represented by the appraised asset and of the underlying risk associated with obtaining those earnings. Value indications are developed by discounting future net cash flows available for distribution to their present value at market-based rates of return. Discount rates of 45%-50% were used, which are commensurate with the overall risk and percent complete of the in-process projects. Our management concluded that technological feasibility of the purchased in-process research and development had not been reached, and the technology had no alternative future uses. Accordingly, the amount allocated to in-process research and development was charged to the statement of operations in the first quarter of 2003. The results of the income approach do not necessarily indicate the price that a third party would be willing to pay to acquire the in-process project.

        On the date of the merger, the fair value of the net assets acquired exceeded the purchase price paid. Therefore, there is negative goodwill arising on the acquisition of $6.6 million. This amount has been allocated to the values of property, plant and equipment and intangible assets acquired pro rata to their deemed fair values as of the merger date.

        The estimated identifiable intangible assets arising from the merger total $20.8 million. These intangible assets have estimated useful lives of between two and 13 years.

2.     Exchange Rates

        The historic Biosearch statements of operations have been translated into U.S. dollars using the average Euro/U.S. dollar exchange rates for the periods presented. The average Euro/U.S. dollar exchange rate is 0.9454 and 1.0735 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively.

3.     Pro Forma Adjustments

  a)
  Represents the elimination of intercompany balances/transactions.

  b)
  Represents additional depreciation of property, plant and equipment arising from the revaluation of Biosearch assets to fair value as at the date of acquisition.

  c)
  Represents amortization of identifiable intangible assets based on estimated fair values and useful lives assigned to these assets at the date of acquisition.

  d)
  Represents the elimination of the gain recognized by Biosearch on the sale of Vicuron common stock.

  e)
  Pro forma basic and diluted earnings per share is calculated by dividing the pro forma net loss by the pro forma weighted average shares outstanding as follows (in thousands):

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Vicuron historical weighted average shares	25,516	26,446
Shares issued to acquire Biosearch	21,232	21,232

Pro forma weighted average shares	46,748	47,678

PLAN OF DISTRIBUTION

        We may sell the shares being offered by us in this prospectus to or through underwriters, dealers, agents or directly to one or more purchasers. We and our agents reserve the right to accept and to reject in whole or in part any proposed purchase of shares. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents, if any, involved in the sale of the shares, and any applicable fee, commission, or discount arrangements with them.

        We and our agents and underwriters may sell the shares being offered by us in this prospectus from time to time in one or more transactions:

    •
    at a fixed price or prices, which may be changed;

    •
    at market prices prevailing at the time of sale;

    •
    at prices related to such prevailing market prices; or

    •
    at negotiated prices.

        We may determine the price or other terms of the shares offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the applicable prospectus supplement.

        We may solicit directly offers to purchase shares. We may also designate agents from time to time to solicit offers to purchase shares. Any agent that we designate, who may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell such shares to the public at varying prices to be determined by such agent at the time of resale. We may engage in at the market offerings of our common stock. An at the market offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we engage for an at the market offering would be named in a post-effective amendment to the registration statement containing this prospectus. Additional details of our arrangement with the underwriter, including commissions or fees paid by us and whether the underwriter is acting as principal or agent, would be described in the related prospectus supplement. If we use underwriters to sell shares, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make resales of the shares to the public. In connection with the sale of the shares offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the shares.

        Underwriters may also use dealers to sell shares. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the shares offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the shares offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for shares pursuant to those contracts and the commissions payable for solicitation of the contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the shares originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the shares sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Each issuance of shares offered under this prospectus will be a new issue of our common stock, which is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or on the exchange on which the stock offered is then listed, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell shares for public offering and sale may make a market in the shares that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

        The anticipated date of delivery of the shares offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

        In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by us in compliance with all other applicable state securities laws and regulations.

        We will pay all expenses of the registration of the shares.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP, San Francisco, California.

EXPERTS

        The financial statements of Vicuron Pharmaceuticals Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Biosearch Italia S.p.A. incorporated in this Prospectus by reference to the Current Report on Form 8-K of Vicuron Pharmaceuticals Inc. filed on June 6, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers SpA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file annual, quarterly and special reports, proxy and information statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the Nasdaq National Market and the Nuevo Mercato stock exchange in Italy, and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850, or at the offices of Borsa Italiana S.p.A., 6 Piazza degli Affari, Milano 20123, Italy.

        We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Vicuron, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Copies of all or any part of the registration, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC, which documents contain important information about Vicuron and our common stock:

    •
    our annual report on Form 10-K/A for the year ended December 31, 2002;

    •
    our proxy statement for our 2003 Annual Meeting of Shareholders as filed on Schedule 14A on April 29, 2003;

    •
    our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

    •
    our current report on Form 8-K filed on June 6, 2003; and

    •
    the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 25, 2000 (File No. 0-31145), including any amendment or report updating this description.

        All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Dov A. Goldstein, M.D., Vice President, Finance and Chief Financial Officer, Vicuron Pharmaceuticals Inc., 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$70,000,000

Common Stock

PROSPECTUS

June    , 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees expenses, except for the Registration Fee, are estimated:

Registration Fee — Securities and Exchange Commission	$5,663
Accounting fees and expenses	20,000
Legal fees and expenses	100,000
Printing fees and expenses	7,500
Miscellaneous	15,000

Total	$148,163

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 15. Indemnification of Directors and Officers

        Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of the registrant's board of directors to the registrant and its stockholders for monetary damages for breach of their fiduciary duties as a director. This does not apply for any breach of a director's duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

        The registrant's Amended and Restated Bylaws also provide that the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The registrant's power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of an action by or in the right of the registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        Pursuant to the authority provided by the registrant's Amended and Restated Bylaws, the registrant has entered into indemnity agreements with each of its directors and officers, indemnifying them against certain potential liabilities that may arise as a result of their service to the registrant, and providing for certain other protections. The registrant also maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant.

        The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers and the registrant's directors' and officers' liability insurance policy and are qualified in their entirety by reference thereto.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of Vicuron Pharmaceuticals Inc.(1)
3.2	Amended and Restated Bylaws of Vicuron Pharmaceuticals Inc., as currently in effect(2)
4.1	Form of Common Stock Certificate(1)
4.2	Shareholder Rights Agreement by and between Vicuron Pharmaceuticals Inc. and American Stock Transfer & Trust Company, as Rights Agent, dated June 28, 2001 (previously attached as Exhibit 4.1 to Vicuron's current report on Form 8-K, which was filed with the SEC on July 11, 2001 and is incorporated herein by reference)
4.3	First Amendment to Shareholder Rights Agreement, dated as of July 30, 2002, by and between Vicuron Pharmaceuticals Inc. and American Stock Transfer & Trust Company, as Rights Agent (previously attached as Exhibit 4.1 to Vicuron's current report on Form 8-K, which was filed with the SEC on July 31, 2002 and is incorporated by reference herein)
5.1	Opinion of O'Melveny & Myers LLP
23.1	Consent of O'Melveny & Myers LLP (included as part of Exhibit 5.1 hereto)
23.2	Consent of Independent Accountants
23.3	Consent of Independent Accountants
24.1	Power of Attorney (included on signature page of the Registration Statement hereto)

(1)
Previously filed as an exhibit to the registrant's registration statement on Form S-1 (No. 333-33022), effective August 2, 2000, and incorporated herein by reference.

(2)
Previously filed as an exhibit to the registrant's annual report on Form 10-K, filed March 3, 2003, and incorporated herein by reference.

(3)
Previously filed as an exhibit to the registrant's annual report on Form 10-K, filed March 3, 2003, and incorporated herein by reference.

(b)
Financial Statement Schedules:

    None.

Item 17. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Commission by the registrant under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Vicuron Pharmaceuticals Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, state of Pennsylvania, on this 6th day of June, 2003.

VICURON PHARMACEUTICALS INC.
By:	/s/ GEORGE F. HORNER III George F. Horner III President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below appoints and constitutes George F. Horner III, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to the within registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES H. CAVANAUGH, PH.D. James H. Cavanaugh, Ph.D.	Chairman of the Board	June 5, 2003
/s/ GEORGE F. HORNER III George F. Horner III	President, Chief Executive Officer and Director (Principal Executive and Accounting Officer)	June 6, 2003
/s/ CLAUDIO QUARTA, PH.D. Claudio Quarta, Ph.D.	Chief Operating Officer and Director	June 5, 2003

S-1

/s/ UBALDO LIVOLSI, PH.D. Ubaldo Livolsi, Ph.D.	Director	June 5, 2003
/s/ FRANCESCO PARENTI, PH.D. Francesco Parenti, Ph.D.	Chief Scientific Officer and Director	June 5, 2003
/s/ COSTANTINO AMBROSIO Costantino Ambrosio	Chief of Manufacturing and Director	June 6, 2003
/s/ CHRISTOPHER T. WALSH, PH.D. Christopher T. Walsh, Ph.D.	Director	June 5, 2003
/s/ DAVID V. MILLIGAN, PH.D. David V. Milligan, Ph.D.	Director	June 5, 2003
/s/ DOV A. GOLDSTEIN, M.D. Dov A. Goldstein, M.D.	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 6, 2003

S-2

EXHIBIT INDEX

Exhibit Number	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of Vicuron Pharmaceuticals Inc.(1)
3.2	Amended and Restated Bylaws of Vicuron Pharmaceuticals Inc., as currently in effect (2)
4.1	Form of Common Stock Certificate (1)
4.2	Shareholder Rights Agreement by and between Vicuron Pharmaceuticals Inc. and American Stock Transfer & Trust Company, as Rights Agent, dated June 28, 2001 (previously attached as Exhibit 4.1 to Vicuron's current report on Form 8-K, which was filed with the SEC on July 11, 2001 and is incorporated herein by reference)
4.3	First Amendment to Shareholder Rights Agreement, dated as of July 30, 2002, by and between Vicuron Pharmaceuticals Inc. and American Stock Transfer & Trust Company, as Rights Agent (previously attached as Exhibit 4.1 to Vicuron's current report on Form 8-K, which was filed with the SEC on July 31, 2002 and is incorporated by reference herein)
5.1	Opinion of O'Melveny & Myers LLP
23.1	Consent of O'Melveny & Myers LLP (included as part of Exhibit 5.1 hereto)
23.2	Consent of Independent Accountants
23.3	Consent of Independent Accountants
24.1	Power of Attorney (included on signature page of the Registration Statement hereto)

(1)
Previously filed as an exhibit to the registrant's registration statement on Form S-1 (No. 333-33022), effective August 2, 2000, and incorporated herein by reference.

(2)
Previously filed as an exhibit to the registrant's annual report on Form 10-K, filed March 3, 2003, and incorporated herein by reference.

(3)
Previously filed as an exhibit to the registrant's annual report on Form 10-K, filed March 3, 2003, and incorporated herein by reference.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
VICURON PHARMACEUTICALS INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Statement of Operations of Vicuron For The Year Ended December 31, 2002
Unaudited Pro Forma Condensed Consolidated Statement of Operations of Vicuron For The Three Months Ended March 31, 2003
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX